Exhibit 99.1

MISTRAS Announces Fourth Quarter and Full Year 2023 Results
Q4 2023 Revenue of $182.1 million, up 8.2%

Q4 2023 Net Loss of $2.5 million reflecting $6.3 million of reorganization and other costs and $1.2 million of foreign currency exchange losses

Q4 2023 Adjusted EBITDA (non-GAAP) of $19.2 million compared to $15.7 million in the prior year, up 22.0%; highest Q4 result historically

Full Year 2023 Net Cash Provided by Operating Activities of $26.7 million consistent with the prior year, whereas Free Cash Flow (non-GAAP) of $3.1 million was lower than the prior year, reflecting increased strategic spend in expanding growth areas

PRINCETON JUNCTION, N.J., March 6, 2024 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its fourth quarter and year ended December 31, 2023.

“I am pleased to report strong top and bottom-line growth in the fourth quarter of 2023. Although a small sample, our fourth quarter performance is evidence of the effectiveness of Project Phoenix initiatives to improve profitability and Adjusted EBITDA through meaningful margin improvement and steps to achieve sustained cost savings. More importantly, this provides momentum heading into 2024, where we expect to realize the majority of the financial benefits from the implementation in 2023 of the initiatives that Project Phoenix has driven throughout the organization. Consequently, I am reiterating our expectation that fiscal 2024 Adjusted EBITDA will be one of our all-time high performance years,” said Manny N. Stamatakis, Interim President and Chief Executive Officer.

Edward Prajzner, Senior Executive Vice President and Chief Financial Officer, commented, “Fourth quarter results clearly demonstrate that we can drive significant bottom line growth by leveraging improved sales efficiency and enhanced operational productivity. Despite headwinds faced earlier in the year, we saw positive momentum in the second half of 2023 and our fourth quarter results are a tangible example of the momentum we have built heading into 2024. We are pleased by the early success achieved on our Project Phoenix objectives, but also recognize this is only the beginning and our job is not yet complete. The entire organization is re-energized and intently focused on finding new opportunities to efficiently leverage our core competencies.”

Highlights for the Fourth Quarter 2023*
•Revenue of $182.1 million, an increase of 8.2%

•Gross profit of $53.6 million, an increase of 5.3%, with gross profit margin of 29.5%, a decrease of 80 basis points due to an unfavorable sales mix and higher employee benefit credits in the prior year period

•Selling, general and administrative expenses of $42.9 million, up 1.7%, due to higher foreign currency exchange losses and other discrete items, offset by savings associated with Project Phoenix actions and other cost reduction measures

•Net loss of $2.5 million, or ($0.08) per share, reflecting reorganization and other costs of $6.3 million; Net income excluding special items (non-GAAP) of $2.9 million, or $0.10 per share

•Adjusted EBITDA of $19.2 million, an increase of 22.0%, as a result of operating leverage and cost controls

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.

For the fourth quarter of 2023, consolidated revenue was $182.1 million, an increase of 8.2% from the fourth quarter of 2022. Revenue growth in the fourth quarter was led by a 13.4% increase in the Oil & Gas industry, a 15.3% increase in the Aerospace and Defense industry and 24.3% growth in the Industrials industry, which represent our three largest industries. Growth in the Oil & Gas industry was led by strong turnaround activity, which is expected to continue into the first quarter of fiscal 2024. Revenue in the Company’s other industries, primarily Power Generation, was down from the prior year period primarily due to the completion of certain projects.

Fourth quarter 2023 gross profit increased 5.3%, although gross profit margin was down compared to the year ago period. Gross profit improved from the increase in revenues, while gross profit margin decreased due to an unfavorable sales mix and higher employee benefit credits in the prior year period.

Selling, general and administrative expenses (“SG&A”) in the fourth quarter of 2023 were $42.9 million, up 1.7% from the year ago period, due to higher foreign currency exchange losses and other discrete items, offset by savings associated with Project Phoenix actions and other cost reduction measures. Beginning in the first quarter of 2024, the Company expects SG&A to be significantly below comparable year levels due to Project Phoenix actions completed in 2023. The Company anticipates that SG&A will reduce to approximately 21% of full year 2024 revenue, from 23.6% in full year 2023. The Company reported a quarterly net loss of $2.5 million, or $0.08 loss per share, which included $6.3 million of reorganization and related costs and $1.2 million of foreign currency exchange losses.

Net income excluding special items (non-GAAP) was $2.9 million, or $0.10 per share, for the fourth quarter of 2023, compared to $0.09 per share in the prior year period.

Adjusted EBITDA was $19.2 million in the fourth quarter of 2023 compared to $15.7 million in the prior year, an increase of 22.0%.

Highlights for Full Year 2023*
•Revenue of $705.5 million, an increase of 2.6% and exceeding the high end of the Company’s revised Guidance

•Gross profit of $203.8 million, with gross profit margin of 28.9%, an increase of 10 basis points due to improved revenue mix for the year, partially offset by higher employee benefit credits in the prior year period

•SG&A of $166.7 million, up marginally, less than 1%, due to higher foreign currency exchange losses and other discrete items, which offset the savings associated with our Project Phoenix initiatives

•Net loss of $17.5 million, or ($0.58) per share, primarily due to reorganization and other costs of $12.3 million and a $13.8 million non-cash goodwill impairment charge

•Adjusted EBITDA of $65.8 million, an increase of 13.2% and in line with the Company’s revised Guidance

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.

For the full year, revenue increased 2.6%. Revenue growth was primarily driven by a 7.3% increase in the Oil and Gas industry, with growth in all sub-categories of Upstream, Midstream, and Downstream in addition to a 10.3% increase in the Industrials industry. These increases were partially offset by a decrease in revenue in the Power Generation industry due the completion of certain contracts and declines in Other Process Industries and Aerospace & Defense. Aerospace and Defense revenue decreased compared to the prior full year period but rebounded with robust growth during the fourth quarter of 2023.

For the full year 2023, gross profit increased $5.6 million, or 2.8%, with gross profit margin of 28.9%, a slight increase from 28.8% in the prior year. On a full year basis in 2023, SG&A was essentially flat. Net loss was $17.5 million for the full year 2023, compared to net income of $6.5 million in 2022. Adjusted EBITDA was $65.8 million, up 13.2% from $58.2 million in 2022.

Cash Flow and Balance Sheet
The Company generated $26.7 million of net cash from operating activities in 2023, compared to $26.4 million in 2022. Free cash flow was $3.1 million for the year ended December 31, 2023, compared to $13.0 million in the prior year. The Company’s decreased cash flow in 2023 was primarily attributable to a significant increase in capital expenditures during the current year of $10.2 million as compared to 2022. The Company is intently focused on organic growth investments via strategic capital expenditures and improved commercial functions, in order to foster revenue growth in expanding areas including Aerospace shop laboratories and Data Analytical Solutions.

The Company’s gross debt was $190.4 million as of December 31, 2023, compared to $191.3 million as of December 31, 2022 and $193.9 million as of September 30, 2023.

Reorganization and Other
For the fourth quarter of 2023, the Company recorded $6.3 million of reorganization costs related to on-going efficiency and productivity initiatives, primarily related to overhead cost savings achieved via Project Phoenix. For the fourth quarter of 2023, these charges included costs associated with the separation of the Company’s former President and CEO, professional fees and certain restructuring charges associated with changes made in the Company’s organizational structure. For the year ended December 31, 2023, the Company recorded $12.3 million of total reorganization costs.

Refer to the Company’s press release associated with Project Phoenix released on November 2, 2023 for additional details associated with this important initiative.

Preliminary 2024 Outlook
The Company reiterates the preliminary guidance released in conjunction with the release of its financial results for the third quarter of 2023. For 2024, the Company anticipates full year revenue between $725-$750 million and Adjusted EBITDA between $84-$89 million. The Company additionally expects to generate Free Cash Flow of between $34-$38 million. This outlook for 2024 includes approximately $20 million in incremental benefit from savings associated with Project Phoenix initiatives in 2024.

Mr. Stamatakis concluded, “I am extremely encouraged by the strong early returns from the Project Phoenix related actions. The increased discipline and accountability implemented throughout the organization in connection with Project Phoenix have resulted in an increased focus on achieving the goals we have set for revenue growth, efficiency improvements and increased profitability. We are now firmly set on a course to achieve continuous improvement, further integrate Data Analytical Solutions, and uncover other opportunities where our proprietary technologies and extensive knowledge and know-how can solve problems for our customers and create value for our shareholders.”

Conference Call
In connection with this release, MISTRAS will hold a conference call on March 7, 2024, at 9:00 a.m. (Eastern).
To listen to the live webcast of the conference call, visit the Investor Relations section of MISTRAS Group’s website at www.mistrasgroup.com

Note there is a new process to participate in the live question and answer session. Individuals wishing to participate may preregister at: https://register.vevent.com/register/BI1d9e10d7ee7d412d8d7ff829b244567f

Upon registering, a dial-in number and unique PIN will be provided to join the conference call. Following the conference call, an archived webcast of the event will be available for one year by visiting the Investor Relations section of MISTRAS Group’s website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving operational and environmental excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; building real-time monitoring equipment to enable safe travel across bridges; and helping to propel sustainability, MISTRAS helps the world at large.
MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing field and in-line inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure and the environment, visit https://www.mistrasgroup.com/.

MEDIA CONTACT:
Nestor S. Makarigakis
Group Vice-President of Marketing and Communications
+1 (609) 716-4000 | marcom@mistrasgroup.com

Forward-Looking and Cautionary Statements
Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-

looking statements include, but are not limited to, our 2024 outlook, guidance, costs savings and other benefits we expect to realize from Project Phoenix and actions that we expect or seek to take in furtherance of our strategies and activities to enhance our financial results and future growth. Such forward-looking statements relate to MISTRAS' financial results and estimates, products and services, business model, Project Phoenix, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2022 Annual Report on Form 10-K dated March 15, 2023, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that are not prepared in accordance with GAAP and that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to trends and projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined by the Company as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense, certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges, reorganization and related charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to Net Income (Loss) as computed under GAAP is set forth in a table attached to this press release. The Company also uses the term “net debt”, a non-GAAP financial measurement the Company defines as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents and the term “free cash flow”, a non-GAAP financial measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). A reconciliation of these non-GAAP financial measurements to GAAP are also set forth in tables attached to this press release. In the tables attached is also a table reconciling “Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) from Operations before Special Items (non-GAAP)”, “Net Loss (GAAP) and Diluted EPS (GAAP) to Net Loss Excluding Special Items (non-GAAP) and Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amounts to the GAAP financial measurement. Each of these non-GAAP financial measurements has material limitations as a performance or liquidity measure and should not be considered alternatives to Net Income (Loss) or any other measurements derived in accordance with GAAP. Because Income (loss) from operations before special items and other non-GAAP financial measurements used in this press release may not be calculated in the same manner by all companies, these measurements may not be comparable to other similarly-titled measurements used by other companies.

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$17,646	$20,488
Accounts receivable, net	132,847	123,657
Inventories	15,283	13,556
Prepaid expenses and other current assets	14,580	10,181
Total current assets	180,356	167,882
Property, plant and equipment, net	80,972	77,561
Intangible assets, net	43,994	49,015
Goodwill	187,354	199,635
Deferred income taxes	2,316	779
Other assets	39,784	40,032
Total Assets	$534,776	$534,904

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$17,032	$12,532
Accrued expenses and other current liabilities	84,331	77,844
Current portion of long-term debt	8,900	7,425
Current portion of finance lease obligations	5,159	4,201
Income taxes payable	1,101	1,726
Total current liabilities	116,523	103,728
Long-term debt, net of current portion	181,499	183,826
Obligations under finance leases, net of current portion	11,261	10,045
Deferred income taxes	2,552	6,283
Other long-term liabilities	32,438	32,273
Total Liabilities	$344,273	$336,155

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 30,597,633 and 29,895,487 shares issued	305	298
Additional paid-in capital	247,165	243,031
Accumulated Deficit	(28,942)	(11,489)
Accumulated other comprehensive loss	(28,336)	(33,390)
Total Mistras Group, Inc. stockholders’ equity	190,192	198,450
Non-controlling interests	311	299
Total Equity	190,503	198,749
Total Liabilities and Equity	$534,776	$534,904

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2023	2022	2023	2022

Revenue	$182,073	$168,218	$705,473	$687,373
Cost of revenue	122,365	111,720	477,671	466,567
Depreciation	6,081	5,559	23,995	22,633
Gross profit	53,627	50,939	203,807	198,173
Selling, general and administrative expenses	42,914	42,168	166,749	166,400
Bad debt provision for troubled customers, net of recoveries	—	(247)	—	42
Reorganization and other costs	6,252	130	12,269	195
Legal settlement and litigation charges (benefit), net	908	—	1,058	(994)
Goodwill Impairment charges	—	—	13,799	—
Research and engineering	295	471	1,723	1,994
Depreciation and amortization	2,548	2,603	10,104	10,661
Acquisition-related expense, net	4	12	9	76
Income (loss) from operations	706	5,802	(1,904)	19,799
Interest expense	4,668	3,713	16,761	10,505
Income (loss) before provision (benefit) for income taxes	(3,962)	2,089	(18,665)	9,294
Provision (benefit) for income taxes	(1,449)	(774)	(1,220)	2,720
Net income (loss)	(2,513)	2,863	(17,445)	6,574
Less: net income attributable to noncontrolling interests, net of taxes	1	21	8	75
Net income (loss) attributable to Mistras Group, Inc.	$(2,514)	$2,842	$(17,453)	$6,499
Earnings per common share
Basic	$(0.08)	$0.09	$(0.58)	$0.22
Diluted	$(0.08)	$0.09	$(0.58)	$0.21
Weighted average common shares outstanding:
Basic	30,473	29,983	30,330	29,901
Diluted	30,473	30,258	30,330	30,229

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
Revenue
North America	$148,035	$138,085	$579,330	$573,336
International	33,750	28,984	124,414	112,425
Products and Systems	3,089	4,061	12,986	12,727
Corporate and eliminations	(2,801)	(2,912)	(11,257)	(11,115)
	$182,073	$168,218	$705,473	$687,373

	For the quarter ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
Gross profit
North America	$42,872	$40,701	$163,960	$159,049
International	9,363	8,267	33,610	33,591
Products and Systems	1,684	1,976	6,457	5,490
Corporate and eliminations	(294)	(5)	(220)	43
	$53,625	$50,939	$203,807	$198,173

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by industry was as follows:

Three Months Ended December 31, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$97,558	$10,324	$72	$—	$107,954
Aerospace & Defense	14,484	4,817	11	—	19,312
Industrials	11,825	8,018	437	—	20,280
Power Generation & Transmission	5,764	1,769	578	—	8,111
Other Process Industries	8,129	3,889	39	—	12,057
Infrastructure, Research & Engineering	3,924	2,773	409	—	7,106
Petrochemical	3,189	329	—	—	3,518
Other	3,162	1,831	1,543	(2,801)	3,735
Total	$148,035	$33,750	$3,089	$(2,801)	$182,073

Three Months Ended December 31, 2022	North America	International	Products	Corp/Elim	Total
Oil & Gas	$86,474	$8,636	$123	$—	$95,233
Aerospace & Defense	12,369	4,308	68	—	16,745
Industrials	9,668	5,835	812	—	16,315
Power Generation & Transmission	8,619	1,799	624	—	11,042
Other Process Industries	8,561	3,716	5	—	12,282
Infrastructure, Research & Engineering	4,658	1,930	1,505	—	8,093
Petrochemical	5,304	123	—	—	5,427
Other	2,432	2,637	924	(2,912)	3,081
Total	$138,085	$28,984	$4,061	$(2,912)	$168,218

Year ended December 31, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$379,221	$36,615	$159	$—	$415,995
Aerospace & Defense	56,000	20,711	286	—	76,997
Industrials	42,518	26,292	1,773	—	70,583
Power Generation and Transmission	23,598	6,609	3,767	—	33,974
Other Process Industries	33,035	14,456	112	—	47,603
Infrastructure, Research & Engineering	16,620	9,320	3,168	—	29,108
Petrochemical	13,216	1,216	—	—	14,432
Other	15,122	9,195	3,721	(11,257)	16,781
Total	$579,330	$124,414	$12,986	$(11,257)	$705,473

Year ended December 31, 2022	North America	International	Products	Corp/Elim	Total
Oil & Gas	$356,763	$30,654	$335	$—	$387,752
Aerospace & Defense	61,475	18,763	314	—	80,552
Industrials	38,197	23,703	2,083	—	63,983
Power Generation and Transmission	31,197	8,304	2,603	—	42,104
Other Process Industries	40,778	14,021	28	—	54,827
Infrastructure, Research & Engineering	15,283	7,946	3,994	—	27,223
Petrochemical	15,360	536	—	—	15,896
Other	14,283	8,498	3,370	(11,115)	15,036
Total	$573,336	$112,425	$12,727	$(11,115)	$687,373

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category (continued)
(in thousands)

The Company has retrospectively reclassified certain Oil and Gas sub-category revenues for each quarterly period in 2022 in order to conform the classification with the current year presentation. Total Oil and Gas sub-category revenues were unchanged in total in each quarterly period and for the full year ended December 31, 2022. The table below presents the reclassified balances for each quarterly period in the prior year.

	2022 Quarterly Revenues
	Three months ended March 31,	Three months ended June 30,	Three months ended September 30,	Three months ended December 31,
Oil and Gas Revenue by sub-category
Upstream	$36,397	$38,051	$35,173	$36,435
Midstream	20,427	27,153	25,885	23,540
Downstream	37,399	36,061	35,973	35,258
Total	$94,223	$101,265	$97,031	$95,233

Revenue by Oil & Gas Sub-category was as follows:

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Oil and Gas Revenue by sub-category
Upstream	$40,887	$36,435	$157,828	$146,056
Midstream	26,539	23,540	101,278	97,005
Downstream	40,528	35,258	156,889	144,691
Total	$107,954	$95,233	$415,995	$387,752

Consolidated Revenue by type was as follows:

	For the quarter ended December 31,		For the year ended December 31,
	2023	2022	2023	2022

Field Services	$121,932	$109,666	$470,433	$455,051
Shop Laboratories	15,972	13,276	58,188	48,809
Data Analytical Solutions	19,542	16,624	72,458	62,410
Other	24,627	28,652	104,394	121,103
Total	$182,073	$168,218	$705,473	$687,373

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) from Operations before
Special Items (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
North America:
Income from operations (GAAP)	$15,451	$14,301	$55,170	$49,616
Bad debt provision for troubled customers, net of recoveries	—	(247)	—	42
Reorganization and other costs	386	59	960	99
Legal settlement and insurance (recoveries) charges, net	908	—	1,058	(841)
Acquisition-related expense, net	—	—	—	45
Income before special items (unaudited, non-GAAP)	$16,745	$14,113	$57,188	$48,961

International:
Income (loss) from operations (GAAP)	$802	$888	$(12,229)	$3,566
Goodwill Impairment charges	—	—	13,799	—
Reorganization and other costs	123	71	351	(43)
Income before special items (unaudited, non-GAAP)	$925	$959	$1,921	$3,523

Products and Systems:
Income (loss) from operations (GAAP)	$345	$342	$267	$(992)
Reorganization and other costs	193	—	382	—
Income (loss) before special items (unaudited, non-GAAP)	$538	$342	$649	$(992)

Corporate and Eliminations:
Loss from operations (GAAP)	$(15,892)	$(9,729)	$(45,112)	$(32,391)
Legal settlement and insurance (recoveries) charges, net	—	—	—	(153)
Loss on debt modification	—	—	—	693
Reorganization and other costs	5,550	—	10,576	139
Acquisition-related expense, net	4	12	9	31
Loss before special items (unaudited, non-GAAP)	$(10,338)	$(9,717)	$(34,527)	$(31,681)

Total Company
Income (loss) from operations (GAAP)	$706	$5,802	$(1,904)	$19,799
Goodwill Impairment charges	—	—	13,799	—
Bad debt provision for troubled customers, net of recoveries	—	(247)	—	42
Reorganization and other costs	6,252	130	12,269	195
Legal settlement and insurance (recoveries) charges, net	908	—	1,058	(994)
Loss on debt modification	—	—	—	693
Acquisition-related expense, net	4	12	9	76
Income before special items (unaudited, non-GAAP)	$7,870	$5,697	$25,231	$19,811

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
Net cash provided by (used in):
Operating activities	$16,064	$15,875	$26,748	$26,406
Investing activities	(6,963)	(3,361)	(22,133)	(12,238)
Financing activities	(5,867)	(11,570)	(7,706)	(16,323)
Effect of exchange rate changes on cash	1,660	1,460	249	(1,467)
Net change in cash and cash equivalents	$4,894	$2,404	$(2,842)	$(3,622)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2023	2022	2023	2022

Net cash provided by operating activities (GAAP)	$16,064	$15,875	$26,748	$26,406
Less:
Purchases of property, plant and equipment	(6,451)	(3,541)	(20,854)	(12,591)
Purchases of intangible assets	(927)	(245)	(2,795)	(825)
Free cash flow (non-GAAP)	$8,686	$12,089	$3,099	$12,990

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	For the year ended December 31,
	2023	2022

Current portion of long-term debt	$8,900	$7,425
Long-term debt, net of current portion	181,499	183,826
Total Gross Debt (GAAP)	190,399	191,251
Less: Cash and cash equivalents	(17,646)	(20,488)
Total Net Debt (non-GAAP)	$172,753	$170,763

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	For the quarter ended December 31,		For the year ended December 31,
	2023	2022	2023	2022

Net income (loss)	$(2,513)	$2,863	$(17,445)	$6,574
Less: Net income attributable to noncontrolling interests, net of taxes	1	21	8	75
Net income (loss) attributable to Mistras Group, Inc.	$(2,514)	$2,842	$(17,453)	$6,499
Interest expense	4,668	3,713	16,761	10,505
Provision (benefit) for income taxes	(1,449)	(774)	(1,220)	2,720
Depreciation and amortization	8,629	8,162	34,099	33,294
Share-based compensation expense	1,498	1,169	5,147	5,335
Goodwill Impairment charges	—	—	13,799	—
Reorganization and other related costs, net	6,252	130	12,269	195
Legal settlement and insurance recoveries, net	908	—	1,058	(994)
Acquisition-related expense, net	4	12	9	76
Loss on debt modification	—	—	—	693
Bad debt provision for troubled customers, net of recoveries	—	(247)	—	42
Foreign exchange (gain) loss	1,182	709	1,331	(215)
Adjusted EBITDA	$19,178	$15,716	$65,800	$58,150

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	For the quarter ended December 31,		For the year ended December 31,
	2023	2022	2023	2022
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$(2,514)	$2,842	$(17,453)	$6,499
Bad debt provision for troubled customers, net of recoveries	—	(247)	—	42
Goodwill Impairment charges	—	—	13,799	—
Reorganization and other related costs, net	6,252	130	12,269	195
Loss on debt modification	—	—	—	693
Legal settlement and insurance recoveries, net	908	—	1,058	(994)
Acquisition-related expense, net	4	12	9	76
Special items total	7,164	(105)	27,135	12
Tax impact on special items	(1,787)	25	(3,256)	(5)
Special items, net of tax	$5,377	$(80)	$23,879	$7
Net income attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$2,863	$2,762	$6,426	$6,506

Diluted EPS (GAAP)	$(0.08)	$0.09	$(0.58)	$0.21
Special items, net of tax	0.18	—	0.79	—
Diluted EPS Excluding Special Items (non-GAAP)	$0.10	$0.09	$0.21	$0.21